Exhibit 99.1

Dear Shareholder:

General Cannabis' mission is to lead the regulated cannabis industry by being a trusted partner to the cultivation and retail side of the cannabis business. We do this through a combination of strong operating divisions such as real estate, consulting, security, financing and the distribution of important infrastructure products to grow facilities and dispensaries. As a synergistic holding company, our subsidiaries are able to leverage the strengths of each other, as well as a larger balance sheet, to succeed. We will continue to integrate partner companies in order to provide a full suite of capabilities for our customers as the regulated cannabis industry continues to expand.

We have shaped our portfolio of cannabis related business companies to be a focused infrastructure leader.  We continue to invest in enterprise capability that allows General Cannabis to succeed in a fast changing market.  We are positioning our businesses to achieve superior outcomes.  We have built General Cannabis – and incentivized our employee partners – to build shareholder value with the goal of leading the cannabis industry.

We are creating value through our acquisitions.  Each acquisition focuses on company synergies within the General Cannabis family- but each acquisition is also focused specifically on growing EPS and free cash flow.

Over the past year we have made significant portfolio moves:

In October 2014, we acquired The Greenhouse, a 15,000 square foot commercial real estate facility in Denver, Colorado.

We intend to re-purpose the former retail bank into a multi-tenant office building that will, among other things, provide the largest shared workspace environment purely dedicated to participants serving the cannabis industry. The building has been re-branded as "The Greenhouse" and will serve non-regulated ancillary businesses to the cannabis industry, as well as providing educational and networking opportunities for licensees

In February 2015, we began the rebranding of the Company to General Cannabis

General Cannabis has expanded its reach significantly in the last year. We believe our new name better describes our relationship to those businesses we service that operate in the regulated cannabis industry. Our website was relaunched and we continue to expand our social media presence.

In March 2015, we acquired Iron Protection Group

Iron Protection Group provides security and training services to private companies, government agencies, diplomats, dignitaries and non-profit organizations. IPG's largest current line of business is providing armed security guards to licensed cannabis retailers and cultivators in Colorado.

The integration of IPG is meeting our expectations and we are excited about the future.

In April, 2015 our common stock was re-listed for trading

We believe this was a direct result of our significant progress spanning all areas of the organization over the last year and re-listing will allow us to communicate this progress with a broader audience. We are now better positioned to enhance stock liquidity and attract institutional investors, which we believe will fundamentally enhance the value of our company.  Our common stock is now listed on the OTCQB.   OTCQB companies must be registered with and reporting to the SEC.  We plan to build on this and will continue towards its goal of meeting the listing requirements for trading on a stock exchange such as the NYSE Euronext or NASDAQ in the future.

6565 E. Evans Avenue

Denver, CO 80224

www.generalcann.com

In May 2015, we announced the hiring of the Next Big Crop consulting team.

Rich Cardinal and Dave Miler have unparalleled experience in every phase of the production and sale of cannabis. These include New License Competition, Compliance Advising Services, Cultivation Operation & Logistical Support Design/Build Services and ongoing Cultivation Management Services.

As we write this, we are preparing to display at the Marijuana Business Daily Show in Chicago.  We continue to participate in a significant number of industry events – These are posted on our website www.generalcann.com General Cannabis will be a Gold Sponsor at the 4th Annual National Marijuana Business Conference & Expo, November 11-13, 2015, in Las Vegas, NV.

General Cannabis remains unique in the sense of combining management skills with a significant financial services capability. General Cannabis is an operating company first and foremost.  Our growing size and financial skills will leverage these operating divisions.  We see a significant advantage in our ability to bring financial solutions to the cannabis industry.

Today, General Cannabis is well positioned to seize the moment and lead the cannabis industry through acquisition driven growth.

Michael Feinsod	Robert Frichtel

Chairman of the Board	Chief Executive Officer & Director

May 18, 2015